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                                                                    EXHBIT 99.1





                                                        [COMFORT SYSTEMS LOGO]



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CONTACT:     Gordon Beittenmiller
             Chief Financial Officer
             (713) 830-9600


FOR IMMEDIATE RELEASE

                    COMFORT SYSTEMS USA TO DIVEST OPERATIONS,
                            STRENGTHEN BALANCE SHEET

            --- ANNOUNCES PRELIMINARY FOURTH QUARTER INFORMATION ---

         HOUSTON, TX - FEBRUARY 12, 2002 - COMFORT SYSTEMS USA, INC. (NYSE:
FIX), a leading provider of commercial/industrial heating, ventilation and air conditioning ("HVAC") services, today announced that it has signed a definitive agreement to sell 19 of its operations to EMCOR Group, Inc. (NYSE: EME) ("EMCOR") for $186.25 million. The Company expects that net of taxes, transaction costs, and escrows, approximately $160 million of this amount will be used to reduce debt and substantially strengthen the Company's balance sheet. The transaction, which is subject to regulatory approval, is expected to close in the first quarter of 2002.

         The 19 operations being divested posted 2001 revenues of approximately $650 million and are predominantly located in the Midwest and in the New York metropolitan area. Included in the divestiture is the Company's largest current operating unit, Shambaugh and Son, based in Fort Wayne, Indiana, with 2001 revenues of approximately $247 million.

         Bill Murdy, Comfort Systems USA's Chairman and CEO, said, "This step will greatly improve Comfort Systems USA's balance sheet and significantly enhance our operating and financial flexibility. Our core strategies remain unchanged: a strong foundation of premier commercial HVAC operations together with growth initiatives in multi-location service, energy efficiency, and building automation. Our service, energy and automation initiatives can now take an even greater role in our operating profile, with added protection to our financial position during a time of continuing near-term economic uncertainty in our industry."


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         To provide a more complete picture of Comfort Systems USA in connection with this transaction, the Company also released preliminary unaudited information regarding fourth quarter and full year 2001 results. This information excludes any impairment to goodwill or other long-lived assets that may be associated with the EMCOR transaction.

         The Company expects to report fourth quarter revenues of $370 million to $380 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $15.5 million to $18.5 million. Net income for the fourth quarter is expected to be $1.6 million to $3.4 million, and earnings per share are expected to be $0.04 to $0.09 per share. Full year 2001 revenues are expected to be $1.54 billion to $1.55 billion, and EBITDA to be $72.5 million to $75.5 million. Full year net income is expected to be $11.7 million to $13.5 million, and earnings per share are expected to be $0.31 to $0.36 per share.

         The above results include a charge relating to the Company's receivables with Kmart, in light of that company's recent bankruptcy filing. This charge is expected to be $3.5 million to $4.5 million. Excluding this charge, EBITDA in the fourth quarter is expected to be $20 million to $22 million, and for the full year, $77 million to $79 million. Net income excluding this charge is expected to be $4.3 million to $5.5 million for the fourth quarter, and $14.3 million to $15.5 million for the full year. Earnings per share excluding this charge are expected to be $0.12 to $0.15 per share in the fourth quarter, and $0.39 to $0.42 for the full year. Excluding the Kmart charge as well as charges recorded last year for restructuring and nonoperating items, the Company expects to report increased EBITDA, net income, and earnings per share for the fourth quarter. Full year 2001 EBITDA, net income and earnings per share are expected to exceed comparable 2000 results with and without the Kmart charge.

         Free cash flow for the fourth quarter was approximately $24 million and for the full year approximately $62 million. Total debt declined approximately $29 million during the fourth quarter and approximately $69 million during the year to end 2001 at approximately $205 million. The Company's lenders have agreed to exclude the Kmart charge from covenant consideration. Accordingly, the Company expects to be in compliance with all bank covenants as of yearend. Full fourth quarter and annual results for 2001 are expected to be announced by the Company in the first half of March.

         Excluding the results of the 19 operations being divested as well as the Kmart charge, the Company's adjusted revenues would have been $880 million to $890 million, and adjusted EBITDA would have been $31 million to $33 million. This adjusted EBITDA amount includes full actual 2001 corporate costs and reflects no estimate of any potential reductions in such costs in response to this major change in the Company. Substantially all of the Kmart charge relates to operations not being divested and would reduce adjusted EBITDA accordingly.

         Following closing of this transaction, the Company expects total debt to be $45 million to $55 million, and total debt to EBITDA (based on trailing twelve month results excluding divested entities) of 1.40 to 1.80. The Company has agreed with its lenders to a reduction in its revolving credit facility to $100 million upon closing. Borrowings under the revolver are expected to be $30 million to $40 million subsequent to closing.



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         Bill Murdy continued, "We are parting with some excellent people and organizations that have been valuable members of our team. We thank them for their important contributions to Comfort Systems USA's success. Going forward, the Company retains a broad national footprint that includes substantially the same technical and operating capabilities it has today. Moreover, we have put the Company on a very firm financial footing that allows for even greater emphasis on service, energy and automation growth in our business. We look forward to renewed performance and success at Comfort Systems USA."

         Comfort Systems USA is a premier provider of business solutions addressing workplace comfort, environments, processes and energy services. Subsequent to the transaction described in this release, the Company will have 84 locations in 57 cities around the nation. For more information, visit the Company's website at www.comfortsystemsusa.com.

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, a national downturn or one or more regional downturns in construction, the lack of a combined operating history and the difficulty of integrating acquired businesses, retention of key management, shortages of labor and specialty building materials, difficulty in obtaining or increased costs associated with debt financing, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.